Exhibit 10.1

October 9, 2008

Mr. Thomas S. Twerdahl

Dear Tom:

I am pleased that you have accepted our offer to serve as Interim Chief Financial Officer and Interim Treasurer for Proxim Wireless Corporation.  In that position, you will also serve as Interim Chief Financial Officer and Interim Treasurer of Proxim’s selected subsidiaries from time to time.  You will initially report to the Chief Executive Officer of Proxim.  Your primary work location will be Proxim’s headquarters in Milpitas, California but you may be expected to travel from time to time due to your job responsibilities.

Your base salary will be increased to $175,000 annually to be paid bi-weekly, less deductions authorized or required by law.  You will be eligible for enrollment in our benefit programs as well as participation in an executive bonus program based on criteria established by the Board of Directors of Proxim.  Your target bonus will be $50,000 annually subject to pro-ration for partial years in this new position.  In addition, Proxim will pay you $25,000 (less deductions authorized or required by law) within two weeks after March 31, 2009 so long as you continue to be a full-time employee of Proxim through and including March 31, 2009 (or if your employment is terminated without cause by Proxim on or prior to that date).

A recommendation will be made to the Board of Directors of Proxim that you be granted an option to purchase an additional 15,000 shares of Proxim's common stock.  The exercise price will be set on the date the option grant is approved.  Any award will be subject to all the terms and conditions of Proxim's applicable Stock Plan and the stock option agreement given to you.

Proxim offers a co-paid health, dental, and visual medical coverage plan for you and your family members, if applicable, as well as other benefits such as vacation, holiday pay, and 401(k).  You will continue to be eligible to participate in Proxim’s typical employee benefits programs.

As an employee of Proxim, you will have access to certain company confidential information and you may during the course of your employment develop certain information or inventions, which will be the property of Proxim.  Thus, to protect the interests of Proxim, as a condition to your employment, you will be required to sign our standard employee agreement for confidential and proprietary information and intellectual property.  This agreement must be signed without modification (“as is”).  If desired, a copy is available for review prior to signing your offer letter.  You also will be subject to the other policies and procedures of Proxim applicable to its other employees as in effect from time to time.  For example, you will have to provide employment eligibility verification and your employment may require drug testing some time in the future.

Mr. Thomas S. Twerdahl
October 9, 2008

Your employment with Proxim is “at will.”  It is for no specified period and may be terminated by you or Proxim at any time, with or without cause or advance notice.  Further, Proxim may change your compensation, duties, assignments, responsibilities, or location of your position at any time to adjust to the changing needs of our dynamic company.

Proxim may provide you with one or more types of equipment to help you perform your duties for the company, including, but not limited to, computers, cellular telephones, and wireless messaging devices.  Please understand that it is your obligation to take proper care of all such equipment during your employment and to return such equipment to Proxim in good working order immediately upon the termination of your employment with Proxim for any reason.

This letter agreement and the other agreements referred to above constitute the entire agreement between you and Proxim regarding the terms and conditions of your employment with Proxim, and these agreements supersede all prior negotiations, representations, or agreements, whether written or verbal, between you and any other party, if any.  This agreement cannot be modified or amended except by a document signed by the CEO of Proxim.

We are very excited that you have accepted our offer of promotion and look forward to a long and prosperous relationship.  I have no doubt that your experience, skill and professionalism will mutually benefit both you and Proxim.  Please sign in the space below to formalize your acceptance and return this letter to Human Resources by hand or via fax at (408) 392-4264. I look forward to hearing from you as soon as possible.

Sincerely,

/s/ Pankaj Manglik

Pankaj Manglik
Chief Executive Officer

I agree to and accept employment with Proxim Wireless Corporation on the terms and conditions set forth in this letter.

/s/ Thomas S. Twerdahl	10/9/08
Name: Thomas S. Twerdahl	Date